Exhibit 99.1
Press Release
Media Contact:
Lisa McLaughlin
(513) 368-1860
lmclaughlin@hsr.com
Cincinnati Bell Inc. Acquires GramTel USA, Inc.
Acquisition increases data center capacity on regional basis
CINCINNATI — January 7, 2008 — Cincinnati Bell Inc. (NYSE: CBB) today announced that it has acquired the assets of GramTel USA, Inc. in a transaction valued at approximately $20 million. GramTel is a subsidiary of Chicago-based Jordan Industries, Inc. and provides disaster recovery/business continuity services, data backup and co-location services. Located in South Bend, Ind., GramTel has four data centers with total floor capacity of 22,500 square feet. The company expects 2007 revenue of roughly $5 million, an increase of 73 percent from 2006.
“The acquisition of GramTel allows Cincinnati Bell to extend the geographic reach of our data center co-location capabilities and further strengthen our competitive local strategies,” said Shane Brown, vice president of business development for Cincinnati Bell. “In addition, GramTel’s focus on providing disaster recovery and business continuity services to small and mid-tier businesses is a perfect complement to the success Cincinnati Bell has had in serving larger enterprises.”
GramTel is nationally recognized as having expertise in disaster recovery and business continuity planning in addition to an excellent customer service reputation. “We are extremely pleased to be joining forces with an industry leader like Cincinnati Bell. Our shared values and core competencies will benefit all customers as we continue to expand and grow,” said Tracy Graham, president and CEO of GramTel.
Founded in 2000, GramTel has data center facilities in South Bend, Ind.; Ann Arbor and Grand Rapids, Mich.; and Lombard, Ill. The company has been successful in locating its data centers in secondary, low-risk markets that are located within a reasonable radius of major cities. All of the centers are connected via dark fiber and monitored by certified personnel 24/7/365.

About Cincinnati Bell Inc.
Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation’s most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. With headquarters in Cincinnati, Ohio, Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. For more information, visit http://www.cincinnatibell.com.
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